EXHIBIT 8.1

April 23, 2001

Board of Directors
Charter One Financial, Inc.
1215 Superior Avenue
Cleveland, OH 44114

       Re:   Certain Federal Income Tax Consequences of the Alliance Merger

Ladies and Gentlemen:

       We have acted as counsel to Charter One Financial, Inc. ("COFI") in connection with the proposed merger (the "Merger") of Alliance Bancorp ("Alliance") with and into Charter Michigan Bancorp, Inc. ("Charter Michigan"), a wholly owned, first tier subsidiary of COFI, pursuant to an Agreement and Plan of Merger dated as of January 22, 2001, (the "Merger Agreement") by and between COFI, Charter Michigan and Alliance. You have requested that we provide an opinion regarding the treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement-prospectus (the "Proxy Statement") filed as part of the Registration Statement on Form S-4, as amended (file no. 333-57196).

       In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Merger Agreement, (ii) the description of the transaction as set forth in the Proxy Statement and the exhibits thereto, and (iii) representations provided by COFI and Alliance concerning certain facts relating to the Merger.

       Based upon and subject to the foregoing, it is our opinion that:

(i)	the summaries of the federal income tax consequences set forth in the Proxy Statement under the heading "THE MERGER -- Material Federal Income Tax Consequences of the Merger" are accurate in all material respects as to matters of law and legal conclusions;

(ii)	the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
(iii)	COFI, Charter Michigan and Alliance will each be a party to the reorganization within the meaning of Section 368(b) of the Code;
NEXT PAGE

April 23, 2001

(iv)	as a result of the Merger, any gain recognized by a holder of Alliance common stock will not exceed the amount of cash consideration received by such holder in exchange for Alliance common stock;
(v)	as a result of the Merger, no loss will be recognized by a holder of Alliance common stock upon the receipt of COFI common stock and cash in exchange for such holder's Alliance common stock;
(vi)	any holder of Dissenting Shares (as such term is defined in the Merger Agreement) who receives the fair value of such shares pursuant to Delaware law will generally recognize capital gain or loss equal to the difference between the cash consideration and the holder's basis in such shares; provided (a) the Dissenting Shares were held as a capital asset and (b) the cash received for such shares is treated as being received in termination of the holder's entire interest after taking into account the attribution rules under Section 318 of the Code; such gain or loss will be a long-term capital gain or loss to the extent such stock was held by the holder for more than one year prior to completion of the Merger; and

(vii)	the consummation of the Bank Merger (as such term is defined in the Merger Agreement) will not alter the consequences described in subparts (i) - (vi) above.

       This opinion does not address the federal income tax consequences to certain holders of Alliance common stock who may be subject to special tax treatment. This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion.

       We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to all references to this firm under the heading "THE MERGER -- Material Federal Income Tax Consequences of the Merger" in the Proxy Statement.

Sincerely, /s/ Silver, Freedman & Taff, LLP Silver, Freedman & Taff, LLP